EXHIBIT 99.1

Garmin announces first quarter 2025 results

Company reports record first quarter operating results and maintains full year EPS guidance

Schaffhausen, Switzerland / April 30, 2025 / PR Newswire – Garmin® Ltd. (NYSE: GRMN), today announced results for the first quarter ended March 29, 2025.

Highlights for first quarter 2025 include:

•
Record consolidated revenue of $1.54 billion, an 11% increase compared to the prior year quarter
•
Gross margin of 57.6% compared to 58.1%, in the prior year quarter
•
Operating margin expanded to 21.7% from 21.6%, in the prior year quarter
•
Record operating income of $333 million, a 12% increase compared to the prior year quarter
•
GAAP EPS of $1.72 and pro forma EPS(1) of $1.61, representing 13% growth in pro forma EPS over the prior year quarter
•
Named one of the Top 10 Most Trustworthy Companies in America, within our industry, by Newsweek
•
Recognized as an exceptional aviation OEM and marine supplier, winning multiple awards during the quarter
•
Announced the G3000® PRIME integrated flight deck was selected by Pilatus for its new PC-12 PRO aircraft and PC-7 MKX military training aircraft
•
Published our 2024 Garmin inReach® SOS Report, highlighting the important role served by inReach devices in remote communications and emergency response coordination around the globe

(In thousands, except per share information)	13-Weeks Ended
	March 29,	March 30,	YoY
	2025	2024	Change
Net sales	$1,535,099	$1,381,649	11%
Fitness	384,722	342,892	12%
Outdoor	438,496	366,193	20%
Aviation	223,114	216,855	3%
Marine	319,438	326,736	(2)%
Auto OEM	169,329	128,973	31%

Gross profit	884,545	802,139	10%
Gross margin %	57.6%	58.1%

Operating Income	332,824	298,410	12%
Operating income %	21.7%	21.6%

GAAP diluted EPS	$1.72	$1.43	20%
Pro forma diluted EPS(1)	$1.61	$1.42	13%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We delivered another quarter of outstanding financial results which we attribute to our strong lineup of highly differentiated products that customers desire. While recent developments in global trade have created an atmosphere of uncertainty for many companies, we remain optimistic because of the resilience and flexibility our vertically integrated and highly diversified business model offers. We are very pleased with our results so far, and we look forward to the opportunities ahead as the year continues to unfold.” – Cliff Pemble, President and Chief Executive Officer of Garmin Ltd.

Fitness:

Revenue from the fitness segment increased 12% in the first quarter with growth led by strong demand for advanced wearables. Gross and operating margins were 57% and 20%, respectively, resulting in $78 million of operating income. During the quarter, we announced Garmin Connect+, a premium plan offering personalized insights driven by artificial intelligence, enhanced live tracking, and exclusive achievement badges. Garmin Connect+ will elevate users’ health and fitness knowledge with personalized Active Intelligence insights powered by AI. Also during the quarter, we were recognized as one of the Most Innovative Fitness and Wellness Companies of 2025 by Athletech News. We also recently announced the vívoactive® 6, our newest health and fitness smartwatch with an even brighter AMOLED display that includes more than 80 preloaded sports apps and provides access to Garmin Coach running and strength training plans.

Outdoor:

Revenue from the outdoor segment increased 20% in the first quarter primarily due to growth in adventure watches. Gross and operating margins were 64% and 29%, respectively, resulting in $129 million of operating income. During the quarter, we launched several wearables, including Instinct® 3, DescentTM G2, tactix® 8 and Approach® S44 and Approach S50. Each wearable is purpose built to allow our customers to participate in the activities that further their passions. Also during the quarter, we launched the new Montana® handheld GPS series with optional SOS satellite communication capabilities, and the new Approach G20, the first GPS golf handheld with unlimited battery life in sunny conditions.

Aviation:

Revenue from the aviation segment increased 3% in the first quarter with growth primarily driven by the OEM product categories. Gross and operating margins were 75% and 22%, respectively, resulting in $48 million of operating income. During the quarter, we announced that the G3000 PRIME integrated flight deck was selected by Pilatus for its new PC-12 PRO aircraft, with deliveries anticipated to begin in the second half of 2025, and PC-7 MKX military training aircraft. Also during the quarter, we introduced GCOTM 14, our first carbon monoxide detector for aircraft. This remote-mount sensor allows pilots to monitor CO levels and receive alerts, adding a layer of situational awareness in the cockpit. We were also named Supplier of the Year by Cirrus Aircraft, reflecting our commitment to create the best products and provide outstanding service to our customers.

Marine:

Revenue from the marine segment decreased 2% in the first quarter primarily due to the timing of promotions, which contributed to lower revenue from multiple product categories in the quarter. Gross and operating margins were 58% and 27%, respectively, resulting in $87 million of operating income. During the quarter, we launched the Force® Pro trolling motor, with multi-band GPS for improved control, reverse thrust capabilities and a built-in sonar transducer. Also during the quarter, we were named 2025 Supplier of the Year for the second consecutive year by Independent Boat Builders, Inc. (IBBI), for providing outstanding service, support and dedication to its owner network.

Auto OEM:

Revenue from the auto OEM segment increased 31% during the first quarter primarily driven by growth in domain controllers. Gross margin was 18% and we recorded an operating loss of $9 million in the quarter. During the quarter, Honda introduced the 2025 Gold Wing motorcycle which includes a Garmin infotainment system.

Additional Financial Information:

Total operating expenses in the first quarter were $552 million, a 10% increase over the prior year. Research and development and selling, general and administrative expenses increased 11% and 9%, respectively, driven primarily by personnel related costs.

The effective tax rate in the first quarter was 14.5% compared to the effective tax rate of 15.6% in the prior year quarter. The decrease in the current quarter is primarily due to increased tax benefits from stock-based compensation.

In the first quarter of 2025, we generated operating cash flows of $421 million and free cash flow(1) of $381 million. We paid a quarterly dividend of approximately $145 million and repurchased $27 million of the Company’s shares within the quarter, leaving approximately $210 million remaining as of March 29, 2025 in the share repurchase program authorized through December 2026. We ended the quarter with cash and marketable securities of approximately $3.9 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma effective tax rate and free cash flow.

2025 Fiscal Year Guidance:

Based upon our first quarter results and our assessment of the current global trade environment, we are updating our full year 2025 expectations for revenue to approximately $6.85 billion and maintaining our pro forma EPS of $7.80 based on gross margin of 58.5%, operating margin of 24.8% and a full year tax rate of 16.5% (see attached discussion on Forward-looking Financial Measures).

Dividend Recommendation:

As announced in February, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 6, 2025, a cash dividend in the total amount of $3.60 per share payable in four equal quarterly installments.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, April 30, 2025 10:30 a.m. Eastern
Where:	Join a live stream of the call at the following link
https://www.garmin.com/en-US/investors/events/

An archive of the live webcast will be available until April 29, 2026 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2025 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, global trade related impacts, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 28, 2024 and the Quarterly Report on Form 10-Q for the quarter ended March 29, 2025 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2024 Form 10-K and the Q1 2025 Form 10-Q can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of March 29, 2025. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, Approach, Force, G3000, inReach, Instinct, Montana, tactix, and vÍvoactive are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Descent and GCO are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 29,	March 30,
	2025	2024
Net sales	$1,535,099	$1,381,649
Cost of goods sold	650,554	579,510
Gross profit	884,545	802,139

Research and development expense	268,120	242,535
Selling, general and administrative expenses	283,601	261,194
Total operating expense	551,721	503,729

Operating income	332,824	298,410

Other income (expense):
Interest income	30,507	25,027
Foreign currency gains	24,760	2,282
Other income	987	1,321
Total other income (expense)	56,254	28,630

Income before income taxes	389,078	327,040
Income tax provision	56,309	51,079
Net income	$332,769	$275,961

Net income per share:
Basic	$1.73	$1.44
Diluted	$1.72	$1.43

Weighted average common shares outstanding:
Basic	192,544	191,890
Diluted	193,717	192,698

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 29, 2025	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$2,175,515	$2,079,468
Marketable securities	498,995	421,270
Accounts receivable, net	787,133	983,404
Inventories	1,581,952	1,473,978
Deferred costs	21,077	24,040
Prepaid expenses and other current assets	380,512	353,993
Total current assets	5,445,184	5,336,153

Property and equipment, net	1,233,213	1,236,884
Operating lease right-of-use assets	170,703	164,656
Noncurrent marketable securities	1,226,464	1,198,331
Deferred income tax assets	831,817	822,521
Noncurrent deferred costs	5,783	6,898
Goodwill	616,955	603,947
Other intangible assets, net	150,026	154,163
Other noncurrent assets	107,477	106,974
Total assets	$9,787,622	$9,630,527

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$344,804	$359,365
Salaries and benefits payable	204,589	210,879
Accrued warranty costs	61,142	62,473
Accrued sales program costs	71,765	108,492
Other accrued expenses	209,473	216,721
Deferred revenue	105,716	110,997
Income taxes payable	332,217	294,582
Dividend payable	—	144,349
Total current liabilities	1,329,706	1,507,858

Deferred income tax liabilities	104,923	103,274
Noncurrent income taxes payable	6,951	7,014
Noncurrent deferred revenue	25,526	28,321
Noncurrent operating lease liabilities	140,235	134,886
Other noncurrent liabilities	803	776

Stockholders’ equity:
Common shares (194,901 and 194,901 shares authorized and issued; 192,711 and 192,468 shares outstanding)	19,490	19,490
Additional paid-in capital	2,255,968	2,247,484
Treasury shares (2,190 and 2,433 shares)	(301,804)	(270,521)
Retained earnings	6,331,735	5,999,183
Accumulated other comprehensive income (loss)	(125,911)	(147,238)
Total stockholders’ equity	8,179,478	7,848,398
Total liabilities and stockholders’ equity	$9,787,622	$9,630,527

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	13-Weeks Ended
	March 29, 2025	March 30, 2024
Operating Activities:
Net income	$332,769	$275,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,463	33,892
Amortization	8,835	10,933
Gain on sale or disposal of property and equipment	(15)	(12)
Unrealized foreign currency (gains) losses	(38,983)	2,974
Deferred income taxes	(11,593)	(9,611)
Stock compensation expense	37,772	30,719
Realized loss on marketable securities	98	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	213,089	108,453
Inventories	(102,239)	16,545
Other current and noncurrent assets	(17,510)	2,117
Accounts payable	(12,629)	(1,281)
Other current and noncurrent liabilities	(57,318)	(64,699)
Deferred revenue	(8,160)	(2,549)
Deferred costs	4,102	(1,451)
Income taxes	35,107	33,314
Net cash provided by operating activities	420,788	435,305

Investing activities:
Purchases of property and equipment	(40,062)	(33,168)
Purchase of marketable securities	(179,827)	(85,626)
Redemption of marketable securities	88,788	77,131
Net (payments for) cash from acquisitions	(2,100)	5,011
Other investing activities, net	599	(223)
Net cash used in investing activities	(132,602)	(36,875)

Financing activities:
Dividends	(144,566)	(140,212)
Purchase of treasury shares related to equity awards	(33,144)	(15,987)
Purchase of treasury shares under share repurchase plan	(27,098)	—
Net cash used in financing activities	(204,808)	(156,199)

Effect of exchange rate changes on cash and cash equivalents	12,672	(13,913)

Net increase in cash, cash equivalents, and restricted cash	96,050	228,318
Cash, cash equivalents, and restricted cash at beginning of period	2,080,154	1,694,156
Cash, cash equivalents, and restricted cash at end of period	$2,176,204	$1,922,474

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

	Fitness	Outdoor	Aviation	Marine	Auto OEM	Total
13-Weeks Ended March 29, 2025
Net sales	$384,722	$438,496	$223,114	$319,438	$169,329	$1,535,099
Gross profit	220,142	282,536	167,902	183,933	30,032	884,545
Operating income (loss)	77,712	128,788	48,356	86,865	(8,897)	332,824

13-Weeks Ended March 30, 2024
Net sales	$342,892	$366,193	$216,855	$326,736	$128,973	$1,381,649
Gross profit	194,802	242,739	162,626	179,252	22,720	802,139
Operating income (loss)	68,133	106,950	52,134	87,692	(16,499)	298,410

Garmin Ltd. and Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended
	March 29,	March 30,	YoY
	2025	2024	Change
Net sales	$1,535,099	$1,381,649	11%
Americas	745,733	716,116	4%
EMEA	568,953	463,384	23%
APAC	220,413	202,149	9%

Americas - North America & South America; EMEA - Europe, Middle East & Africa; APAC - Asia Pacific & Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the first quarter of 2025 and 2024 there were no such discrete tax items identified.

Pro forma net income (earnings) per share

Management believes net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended
	March 29,	March 30,
	2025	2024
GAAP net income	$332,769	$275,961
Foreign currency gains / losses(1)	(24,760)	(2,282)
Tax effect of foreign currency gains / losses(2)	3,583	356
Pro forma net income	$311,592	$274,035

GAAP net income per share:
Basic	$1.73	$1.44
Diluted	$1.72	$1.43

Pro forma net income per share:
Basic	$1.62	$1.43
Diluted	$1.61	$1.42

Weighted average common shares outstanding:
Basic	192,544	191,890
Diluted	193,717	192,698

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains was calculated using the effective tax rate of 14.5% for the 13-weeks ended March 29, 2025 and 15.6% for the 13-weeks ended March 30, 2024.

Free cash flow

Management believes free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended
	March 29,	March 30,
	2025	2024
Net cash provided by operating activities	$420,788	$435,305
Less: purchases of property and equipment	(40,062)	(33,168)
Free Cash Flow	$380,726	$402,137

Forward-looking Financial Measures

The forward-looking financial measures in our 2025 guidance include certain economic assumptions such as foreign currency exchange rates and tariffs which are fluid and can rapidly change favorably or unfavorably.

The forward-looking financial measures in our 2025 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.11 per share for the 13-weeks ended March 29, 2025.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2025, estimate the impact of any such items, or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.